KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
FIFTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of this 18th day of December, 2009, to the Fund Accounting Servicing Agreement, dated as of December 15, 2005, as amended June 16, 2006, December 15, 2006, March 5, 2007 and December 6, 2007, is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement dated as of December 15, 2005, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B are hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Kesslen	By: /s/ Michael McVoy
Name: Jay Kesslen	Name: Michael R. McVoy
Title: Vice President	Title: Executive Vice President

KINETICS PORTFOLIOS TRUST

By: /s/ Leonid Polyakov
Name: Leonid Polyakov
Title: Treasurer

Exhibit A
to the Fund Accounting Servicing Agreement – Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust at December, 2009

Separate Series of Kinetics Mutual Funds, Inc. – Feeder Funds

Name of Series
The Internet Fund
The Global Fund
The Paradigm Fund
The Tactical Paradigm Fund
The Medical Fund
The Small Cap Opportunities Fund
The Kinetics Government Money Market Fund
The Market Opportunities Fund
The Water Infrastructure Fund
The Multi-Disciplinary Fund

Separate Series of Kinetics Portfolios Trust – Master Investment Portfolios

Name of Series
The Internet Portfolio
The Global Portfolio
The Paradigm Portfolio
The Medical Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Market Opportunities Portfolio
The Water Infrastructure Portfolio
The Multi-Disciplinary Portfolio

Exhibit B
to the
Fund Accounting Servicing Agreement – Kinetics Mutual Funds, Inc. and
Kinetics Portfolios Trust

Fee Schedule at December, 2009 – Master Portfolios

Annual fee based on complex of Master Portfolios net assets:

*           ____ basis points on the first $_____
*           ____ basis point on the balance

Plus out-of-pocket expenses, including pricing service:
Domestic and Canadian Equities	$___
Options	$___
Corp/Gov/Agency Bonds	$___
CMOs	$___
Currency transactions	$___
International Equities and Bonds	$___
Municipal Bonds	$___
Money Market Instruments	$___
Mutual Funds	$___/fund/mo.

Fees and out-of-pocket expenses are billed to the fund monthly.  Note:  all schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Annual fee schedule at December, 2009 – Feeder Funds

___ of ___ basis point on complex of Feeder Fund net assets

Plus:  The Paradigm Absolute Return Fund:  $______ per year.

Minimum Annual Fee of $______ Note:  Minimum is based on the combined fees for both the Master Portfolios and the Feeder Funds and does not include pricing of securities fees.